Exhibit 23.1

Watson Pharmaceuticals, Inc.

Employees' 401(k) Profit-Sharing Plan

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-38596) of Watson Pharmaceuticals, Inc. of our report dated June 16, 2003 relating to the financial statements of the Watson Pharmaceuticals, Inc. Employees’ 401(k) Profit-Sharing Plan, which appears in this Form 11-K.

/s/ PRICEWATERHOUSECOOPERS LLP
Orange County, California
June 26, 2003